EXHIBIT 99.1

Integer Holdings Corporation Reports First Quarter 2022 Results

~ 1Q22 sales and profit consistent with expectations ~
~ 2022 outlook updated for Aran Biomedical acquisition ~

PLANO, Texas, April 28, 2022 (GLOBE NEWSWIRE) -- Integer Holdings Corporation (NYSE:ITGR), a leading medical device outsource manufacturer, today announced results for the three months ended April 1, 2022.

First Quarter 2022 Highlights (compared to First Quarter 2021, except as noted)

  As communicated in our 2022 guidance provided on our 4Q21 earnings call, first quarter results were negatively impacted by high January absenteeism caused by COVID-19 and supply chain constraints.
  Sales increased 7% to $311 million.
  GAAP net income decreased $10 million to $11 million, a decrease of 47%. Non-GAAP adjusted net income decreased $6 million to $26 million, a decrease of 19%.
  GAAP operating income decreased $12 million to $22 million, a decrease of 35%. Non-GAAP adjusted operating income decreased $8 million to $39 million, a decrease of 16%.
  GAAP diluted EPS decreased $0.31 per share to $0.34 per share. Non-GAAP adjusted EPS decreased $0.19 per share to $0.78 per share, a decrease of 20%.
  From the end of the fourth quarter 2021, total debt increased $2 million to $830 million and net total debt decreased $7 million to $811 million, achieving a leverage ratio of 3.4 times adjusted EBITDA.

Executing Strategy to Drive Accelerated Revenue Growth

  Completed acquisition of Aran Biomedical on April 6, 2022, adding highly differentiated, proprietary biomaterial technologies that furthers Integer’s ability to offer end-to-end solutions for access devices, delivery systems and implants in high-growth cardiovascular markets.
  Aran Biomedical combined with our recent Oscor acquisition adds differentiated capabilities and collectively adds ~$90 million of expected annualized sales at accretive growth rates.

“Integer delivered first quarter 2022 financial results consistent with our expectations. Our dedicated associates remain focused on delivering products for our customers and the patients they serve, despite the challenging labor and supply chain environment,” said Joseph Dziedzic, Integer’s president and CEO. “Our first quarter progress on direct labor staffing and supply chain position us well for growth. We expect double-digit sales growth for the rest of the year, beginning in the second quarter, as well as gross margin improvement through the remainder of 2022.”

Mr. Dziedzic continued, “We continue to execute our strategy to accelerate top-line growth by adding approximately $90 million of annualized sales at accretive growth rates from our two recent acquisitions. We acquired Oscor in December 2021 and earlier this month we acquired Aran Biomedical, which brings highly differentiated, proprietary biomaterial technologies for cardiovascular implants in high-growth markets. Our 2022 outlook now includes these acquisitions, with projected sales growth of 11 to 13% and adjusted EBITDA growth of 12 to 17%, year-over-year.”

Discussion of Product Line First Quarter 2022 Sales(a)

  Despite higher direct labor absenteeism in January 2022 from the COVID-19 surge and supply chain constraints, Cardio & Vascular sales increased 13% in the first quarter 2022 compared to the first quarter 2021 driven by strong demand in the neurovascular market and structural heart product development revenue.
  Cardiac Rhythm Management & Neuromodulation sales increased 1% in the first quarter 2022 compared to the first quarter 2021 as the sales growth from the recently acquired Oscor was offset by higher direct labor absenteeism in January 2022 from the COVID-19 surge and supply chain constraints.
  Advanced Surgical, Orthopedics & Portable Medical includes sales under supply agreement to the acquirer of our divested AS&O product line. Sales declined 2% in the first quarter 2022 compared to the first quarter 2021, driven by a reduction in demand for COVID-related ventilator and patient monitoring components.
  Electrochem sales increased 18% in the first quarter 2022 compared to the first quarter 2021 despite negative impacts from supply chain constraints as the energy market continues to recover.

(a) Product Line Sales Realignment

During the fourth quarter of 2021, we communicated to certain customers our intent to exit certain markets we serve in the Advanced Surgical, Orthopedics & Portable Medical product line. We are working closely with these customers to support the transition of these products to other suppliers. Due to quality and regulatory requirements, we expect it will take three to four years to complete this transition and see the corresponding decline in sales. In order to align with the planned exit of those markets and better align with our end markets and product line strategies, product line sales within the Medical segment have been recast to reflect the reclassification of certain products from the historical product lines to the product lines associated with those revenues that will be utilized for future revenue reporting. We believe the revised presentation will provide improved reporting and better transparency into the operational results of our business and markets. Prior period amounts have been reclassified to conform to the new product line sales reporting presentation.

2022 Outlook(a)
2022 outlook updated for Aran Biomedical acquisition. Expected organic sales growth remains 5% to 7%.

(dollars in millions, except per share amounts)	GAAP		Non-GAAP(b)
	As Reported	Change from Prior Year	Adjusted	Change from Prior Year
Sales	$1,356 to $1,381	11% to 13%	N/A	N/A
Operating income	$130 to $142	(4)% to 5%	$203 to $215	9% to 15%
EBITDA	N/A	N/A	$273 to $285	12% to 17%
Net income	$87 to $97	(6)% to 5%	$145 to $155	7% to 14%
Diluted earnings per share	$2.61 to $2.91	(7)% to 4%	$4.32 to $4.62	6% to 13%
Cash flow from operating activities	$158 - $173	1% to 10%	N/A	N/A

(a) Except as described below, further reconciliations by line item to the closest corresponding GAAP financial measure for Adjusted operating income, Adjusted EBITDA, Adjusted net income, organic sales growth, and Adjusted Earnings per Share (“EPS”), all from continuing operations, included in our “2022 Outlook” above, and Adjusted interest expense, Adjusted effective tax rate and leverage ratio below, are not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and visibility of the charges excluded from these non-GAAP financial measures.

(b) Adjusted operating income for 2022 is expected to consist of GAAP operating income, excluding items such as amortization of intangible assets, restructuring and restructuring-related charges, and acquisition and integration costs, totaling approximately $73 million, pre-tax. Adjusted net income and Adjusted EPS for 2022 are expected to consist of GAAP net income and diluted EPS, excluding items such as amortization of intangible assets, restructuring and restructuring-related charges, acquisition and integration costs, and gain or loss on equity investments totaling approximately $73 million, pre-tax. The after-tax impact of these items is estimated to be approximately $57 million, or approximately $1.71 per diluted share.

Adjusted EBITDA is expected to consist of Adjusted net income, excluding items such as depreciation, interest, stock-based compensation and taxes totaling approximately $129 million to $131 million.

Supplemental Financial Information

(dollars in millions)	2022 Outlook	2021 Actual
Depreciation and amortization	$95 - $105	$81
Adjusted interest expense(a)	$28 - $32	28
Stock-based compensation	$18 - $21	$16
Restructuring, acquisition and other charges(b)	$12 - $17	$8
Adjusted effective tax rate(c)	16.0% - 17.5%	15%
Leverage ratio	3.0x - 3.2x	3.4x
Capital expenditures, net	$65 - $75	$53
Cash tax payments	$15 - $20	$20

(a) Adjusted interest expense refers to our expected full-year GAAP interest expense, expected to range from $28 million to $32 million for 2022, adjusted to remove the full-year impact of charges associated with the accelerated write-off of deferred issuance costs and unamortized discounts (loss on extinguishment of debt) included in GAAP interest expense.

(b) Restructuring, acquisition and other charges consists of restructuring and restructuring-related charges, acquisition and integration costs and other general expenses.

(c) Adjusted effective tax rate refers to our full-year GAAP effective tax rate, expected to range from 14.0% to 15.5% for 2022, adjusted to reflect the full-year impact of the items that are excluded in providing adjusted net income and certain other identified items.

Summary Financial Results
(dollars in thousands, except per share data)

	Three Months Ended
	April 1, 2022	April 2, 2021	QTD Change
Operating income	$22,497	$34,608	(35.0)%
Net income	$11,367	$21,520	(47.2)%
Diluted EPS	$0.34	$0.65	(47.7)%

EBITDA(a)	$42,458	$53,804	(21.1)%
Adjusted EBITDA(a)	$54,205	$61,112	(11.3)%
Adjusted operating income(a)	$38,805	$46,327	(16.2)%
Adjusted net income(a)	$26,079	$32,110	(18.8)%
Adjusted EPS(a)	$0.78	$0.97	(19.6)%

(a) EBITDA, Adjusted EBITDA, Adjusted operating income, Adjusted net income, and Adjusted EPS are Non-GAAP financial measures. Please see “Notes Regarding Non-GAAP Financial Information” for additional information regarding our use of non-GAAP financial measures. Refer to Tables A, B and C at the end of this release for reconciliations of adjusted amounts to the closest corresponding GAAP financial measures.

Summary Product Line Results
(dollars in thousands)

	Three Months Ended
GAAP	April 1, 2022	April 2, 2021	QTD Change	Organic Change(a)
Medical Sales
Cardio & Vascular	$159,037	$141,206	12.6%	8.2%
Cardiac Rhythm Management & Neuromodulation	123,324	121,703	1.3%	(7.8)%
Advanced Surgical, Orthopedics & Portable Medical	19,666	20,056	(1.9)%	(1.8)%
Total Medical Sales	302,027	282,965	6.7%	0.5%
Non-Medical Sales	8,885	7,502	18.4%	18.4%
Total Sales	$310,912	$290,467	7.0%	1.0%

(a) Organic sales change is a Non-GAAP financial measure. Please see “Notes Regarding Non-GAAP Financial Information” for additional information regarding our use of non-GAAP financial measures and refer to Table D at the end of this release for a reconciliation of these amounts.

Conference Call Information

The Company will host a conference call on Thursday, April 28, 2022, at 8 a.m. CT / 9 a.m. ET to discuss these results. The scheduled conference call will be webcast live and is accessible through our website at investor.integer.net or by dialing (888) 330-3567 (U.S.) or (646) 960-0842 (outside U.S.) and the conference ID is 9252310. The call will be archived on the Company’s website. An earnings call slide presentation containing supplemental information about the Company’s results will be posted to our website at investor.integer.net prior to the conference call and will be referenced during the conference call.

From time to time, the Company posts information that may be of interest to investors on its website at investor.integer.net. To automatically receive Integer financial news by email, please visit investor.integer.net and subscribe to email alerts.

About Integer®

Integer Holdings Corporation (NYSE: ITGR) is one of the largest medical device outsource (MDO) manufacturers in the world serving the cardiac, neuromodulation, vascular, portable medical and orthopedics markets. The Company provides innovative, high-quality medical technologies that enhance the lives of patients worldwide. In addition, the Company develops batteries for high-end niche applications in energy, military, and environmental markets. The Company's brands include Greatbatch Medical®, Lake Region Medical® and Electrochem®. Additional information is available at www.integer.net.

Contact Information

Tony Borowicz
Senior Vice President, Investor Relations
716.759.5809
tony.borowicz@integer.net

Notes Regarding Non-GAAP Financial Information

In addition to our results reported in accordance with generally accepted accounting principles in the United States of America (“GAAP”), we provide adjusted net income, adjusted EPS, earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA, adjusted operating income, and organic sales change rates.

Adjusted net income and adjusted EPS consist of GAAP amounts adjusted for the following to the extent occurring during the period: (i) amortization of intangible assets, (ii) certain legal expenses, (iii) restructuring and restructuring- related charges; (iv) acquisition and integration related costs; (v) other general expenses; (vi) (gain) loss on equity investments; (vii) extinguishment of debt charges; (viii) European Union medical device regulation incremental charges, (ix) inventory step-up amortization; (x) unusual, or infrequently occurring items; (xi) the income tax provision (benefit) related to these adjustments and (xii) certain tax items that are outside the normal tax provision for the period. Adjusted EPS is calculated by dividing adjusted net income by diluted weighted average shares outstanding.

EBITDA is calculated by adding back interest expense, provision (benefit) for income taxes, depreciation expense, and amortization expense from intangible assets and financing leases, to net income, which is the most directly comparable GAAP financial measure. Adjusted EBITDA consists of EBITDA plus adding back stock-based compensation and the same adjustments as listed above except for items (i), (vii), (xi) and (xii). Adjusted operating income consists of operating income adjusted for the same items listed above except for items (vi), (vii), (xi) and (xii).

Organic sales change is reported sales growth adjusted for the impact of foreign currency and the contribution of acquisitions. To calculate the impact of foreign currency on sales growth rates, we convert any sale made in a foreign currency by converting current period sales into prior period sales using the exchange rate in effect at that time and then compare the two, negating any effect foreign currency had on our transactional revenue, and exclude the amount of sales acquired or divested during the period from the current/previous period amounts, respectively.

We believe that the presentation of adjusted net income, adjusted EPS, EBITDA, adjusted EBITDA, adjusted operating income, and organic sales change rates, provides important supplemental information to management and investors seeking to understand the financial and business trends relating to our financial condition and results of operations. In addition to the performance measures identified above, we believe that net total debt and leverage ratio provide meaningful measures of liquidity and a useful basis for assessing our ability to fund our activities, including the financing of acquisitions and debt repayments. Net total debt is calculated as total principal amount of debt outstanding less cash and cash equivalents. We calculate leverage ratio as net total debt divided by adjusted EBITDA for the trailing 4 quarters. Free cash flow is defined as Net cash provided by operating activities (as stated in our Condensed Consolidated Statements of Cash Flows) reduced by capital expenditures (acquisition of property, plant, and equipment (PP&E), net of proceeds from the sale of PP&E).

Forward-Looking Statements

Some of the statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to recovery from the COVID-19 global pandemic; future sales, expenses, and profitability; future development and expected growth of our business and industry, including expansion of our manufacturing capacity; our ability to execute our business model and our business strategy, including completion and integration of current or future acquisition targets; having available sufficient cash and borrowing capacity to meet working capital, debt service and capital expenditure requirements for the next twelve months; projected capital spending; and other events, conditions or developments that will or may occur in the future. You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “projects,” or “continue” or variations or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially from those stated or implied by these forward-looking statements. In evaluating these statements and our prospects, you should carefully consider the factors set forth below.

Although it is not possible to create a comprehensive list of all factors that may cause actual results to differ from the results expressed or implied by our forward-looking statements or that may affect our future results, some of these factors and other risks and uncertainties that arise from time to time are described in Item 1A “Risk Factors” of our Annual Report on Form 10-K and in our other periodic filings with the SEC and include the following:

  operational risks, such as the duration, scope and impact of the COVID-19 pandemic, including the evolving health, economic, social and governmental environments and the effect of the pandemic on our associates, suppliers and customers as well as the global economy; our dependence upon a limited number of customers; pricing pressures that we face from customers; our reliance on third party suppliers for raw materials, key products and subcomponents; the potential for harm to our reputation caused by quality problems related to our products; the dependence of our energy market-related revenues on the conditions in the oil and natural gas industry; interruptions in our manufacturing operations; our dependence upon our information technology systems and our ability to prevent cyber-attacks and other failures; and our dependence upon our senior management team and technical personnel;
  strategic risks, such as the intense competition we face and our ability to successfully market our products; our ability to respond to changes in technology; our ability to develop new products and expand into new geographic and product markets; and our ability to successfully identify, make and integrate acquisitions to expand and develop our business in accordance with expectations;
  financial risks, such as our significant amount of outstanding indebtedness and our ability to remain in compliance with financial and other covenants under our senior secured credit facilities; economic and credit market uncertainties that could interrupt our access to capital markets, borrowings or financial transactions; financial and market risks related to our international operations and sales; our complex international tax profile; and our ability to realize the full value of our intangible assets; and
  legal and compliance risks, such as regulatory issues resulting from product complaints, recalls or regulatory audits; the potential of becoming subject to product liability or intellectual property claims; our ability to protect our intellectual property and proprietary rights; our ability and the cost to comply with environmental regulations; our ability to comply with customer-driven policies and third party standards or certification requirements; our ability to obtain necessary licenses for new technologies; legal and regulatory risks from our international operations; and the fact that the healthcare industry is highly regulated and subject to various regulatory changes;

Except as may be required by law, we assume no obligation to update forward-looking statements in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

Condensed Consolidated Balance Sheets - Unaudited
(in thousands)

	April 1, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$25,668	$17,885
Accounts receivable, net	198,041	182,310
Inventories	173,313	155,699
Refundable income taxes	3,682	4,735
Contract assets	66,343	64,743
Prepaid expenses and other current assets	27,743	27,610
Total current assets	494,790	452,982
Property, plant and equipment, net	273,866	277,099
Goodwill	923,594	924,704
Other intangible assets, net	792,395	807,810
Deferred income taxes	5,702	5,711
Operating lease assets	75,521	70,053
Other long-term assets	42,174	43,856
Total assets	$2,608,042	$2,582,215
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$15,250	$15,250
Accounts payable	90,018	76,859
Income taxes payable	1,350	725
Operating lease liabilities	10,700	9,862
Accrued expenses and other current liabilities	55,764	56,933
Total current liabilities	173,082	159,629
Long-term debt	814,382	812,876
Deferred income taxes	170,908	171,505
Operating lease liabilities	64,262	59,767
Other long-term liabilities	21,058	23,741
Total liabilities	1,243,692	1,227,518
Stockholders’ equity:
Common stock	33	33
Additional paid-in capital	716,589	713,150
Retained earnings	625,691	614,324
Accumulated other comprehensive income	22,037	27,190
Total stockholders’ equity	1,364,350	1,354,697
Total liabilities and stockholders’ equity	$2,608,042	$2,582,215

Condensed Consolidated Statements of Operations - Unaudited
(in thousands, except per share data)

	Three Months Ended
	April 1, 2022	April 2, 2021
Sales	$310,912	$290,467
Cost of sales (COS)	229,437	205,981
Gross profit	81,475	84,486
Operating expenses:
Selling, general and administrative (SG&A)	39,560	35,502
Research, development and engineering (RD&E)	16,083	13,461
Restructuring and other charges	3,335	915
Total operating expenses	58,978	49,878
Operating income	22,497	34,608
Interest expense	5,968	8,532
Loss on equity investments	2,404	1,335
Other (income) loss, net	177	(237)
Income before taxes	13,948	24,978
Provision for income taxes	2,581	3,458
Net income	$11,367	$21,520

Earnings per share:
Basic	$0.34	$0.65
Diluted	$0.34	$0.65

Weighted average shares outstanding:
Basic	33,091	32,957
Diluted	33,302	33,188

Condensed Consolidated Statements of Cash Flows - Unaudited
(in thousands)

	Three Months Ended
	April 1, 2022	April 2, 2021
Cash flows from operating activities:
Net income	$11,367	$21,520
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,542	20,294
Debt related charges included in interest expense	481	1,372
Inventory step-up amortization	798	—
Stock-based compensation	4,995	4,704
Non-cash lease expense	2,539	2,004
Non-cash loss on equity investments	2,404	1,335
Other non-cash losses	1,328	45
Deferred income taxes	(709)	(242)
Changes in operating assets and liabilities:
Accounts receivable	(15,998)	(9,373)
Inventories	(20,153)	(5,157)
Prepaid expenses and other assets	(458)	(189)
Contract assets	(1,754)	(4,677)
Accounts payable	14,997	11,434
Accrued expenses and other liabilities	(5,851)	(7,887)
Income taxes payable	1,633	1,246
Net cash provided by operating activities	18,161	36,429
Cash flows from investing activities:
Acquisition of property, plant and equipment	(10,863)	(7,660)
Proceeds from sale of property, plant and equipment	465	15
Net cash used in investing activities	(10,398)	(7,645)
Cash flows from financing activities:
Principal payments of term loans	(3,813)	(45,375)
Proceeds from revolving credit facility	15,000	—
Payments of revolving credit facility	(10,000)	—
Proceeds from the exercise of stock options	—	116
Payment of debt issuance costs	—	(72)
Tax withholdings related to net share settlements of restricted stock unit awards	(1,556)	(2,601)
Contingent consideration payments	(493)	(1,621)
Principal payments on finance leases	(166)	(9)
Net cash used in financing activities	(1,028)	(49,562)
Effect of foreign currency exchange rates on cash and cash equivalents	1,048	(26)
Net increase (decrease) in cash and cash equivalents	7,783	(20,804)
Cash and cash equivalents, beginning of period	17,885	49,206
Cash and cash equivalents, end of period	$25,668	$28,402

Reconciliations of Non-GAAP Measures

Table A: Net Income and Diluted EPS Reconciliations
(in thousands, except per share amounts)

	Three Months Ended
	April 1, 2022			April 2, 2021
	Pre-Tax	Net of Tax	Per Diluted Share	Pre-Tax	Net of Tax	Per Diluted Share
Net income (GAAP)	$13,948	$11,367	$0.34	$24,978	$21,520	$0.65
Adjustments(a):
Amortization of intangible assets	11,604	9,172	0.28	10,450	8,265	0.25
Certain legal expenses (SG&A)(b)	—	—	—	257	203	0.01
Restructuring and restructuring-related charges(c)	1,753	1,347	0.04	654	517	0.02
Acquisition and integration costs(d)	1,936	1,535	0.05	84	71	—
Other general expenses(e)	296	229	0.01	177	130	—
Loss on equity investments	2,404	1,899	0.06	1,335	1,055	0.03
Loss on extinguishment of debt	—	—	—	346	273	0.01
Medical device regulations (COS)(f)	110	87	—	121	95	—
Customer bankruptcy(g)	(189)	(149)	—	(24)	(19)	—
Inventory step-up amortization (COS)(h)	798	630	0.02	—	—	—
Tax adjustments(i)	—	(38)	—	—	—	—
Adjusted net income (Non-GAAP)	$32,660	$26,079	$0.78	$38,378	$32,110	$0.97

Diluted weighted average shares for adjusted EPS		33,302			33,188

(a) The difference between pre-tax and net of tax amounts is the estimated tax impact related to the respective adjustment. Net of tax amounts are computed using a 21% U.S. tax rate, and the statutory tax rates applicable in foreign tax jurisdictions, as adjusted for the existence of net operating losses (“NOLs”). Expenses that are not deductible for tax purposes (i.e. permanent tax differences) are added back at 100%.

(b) Expenses associated with non-ordinary course legal matters.

(c) We initiate discrete restructuring programs primarily to realign resources to better serve our customers and markets, improve operational efficiency and capabilities, and lower operating costs or improve profitability. Depending on the program, restructuring charges may include termination benefits, contract termination, facility closure and other exit and disposal costs. Restructuring-related expenses are directly related to the program and may include retention bonuses, accelerated depreciation, consulting expense and costs to transfer manufacturing operations among our facilities.

(d) Acquisition and integration costs are incremental costs that are directly related to a business or asset acquisition. These costs may include, among other things, professional, consulting and other fees, system integration costs, and fair value adjustments relating to contingent consideration.

(e) Other general expenses are discrete transactions occurring sporadically and affect period-over-period comparisons.

(f) The charges represent incremental costs of complying with the new European Union medical device regulations for previously registered products and primarily include charges for contractors supporting the project and other direct third-party expenses.

(g) In November 2019, one of our customers, Nuvectra Corporation, filed a voluntary Chapter 11 bankruptcy petition (the “Customer Bankruptcy”). The 2022 and 2021 amounts are predominantly due to favorable settlements on supplier purchase order termination clauses and benefits recognized from the utilization or sale of previously reserved inventory.

(h) The accounting associated with our acquisitions require us to record inventory at its fair value, which is sometimes greater than the previous book value of inventory. The increase in inventory value is amortized to cost of sales over the period that the related inventory is sold. We exclude inventory step-up amortization from our non-GAAP financial measures because it is a non-cash expense that we do not believe is indicative of our ongoing operating results.

(i) Discrete tax benefits predominately related to the reversal of previously unrecognized tax benefits resulting from the effective settlement of tax audits and the utilization of acquired foreign tax credits during the periods presented.

Please see “Notes Regarding Non-GAAP Financial Information” for additional information regarding our use of non-GAAP financial measures.

Table B: Adjusted Operating Income Reconciliations
(in thousands)

	Three Months Ended
	April 1, 2022	April 2, 2021
Operating income (GAAP)	$22,497	$34,608
Adjustments:
Amortization of intangible assets	11,604	10,450
Certain legal expenses	—	257
Restructuring and restructuring-related charges	1,753	654
Acquisition and integration costs	1,936	84
Other general expenses	296	177
Medical device regulations	110	121
Customer bankruptcy	(189)	(24)
Inventory step-up amortization	$798	$—
Adjusted operating income (Non-GAAP)	$38,805	$46,327

Table C: EBITDA Reconciliations
(in thousands)

	Three Months Ended
	April 1, 2022	April 2, 2021
Net income (GAAP)	$11,367	$21,520

Interest expense	5,968	8,532
Provision for income taxes	2,581	3,458
Depreciation	10,736	9,844
Amortization of intangible assets and financing leases	11,806	10,450
EBITDA (Non-GAAP)	42,458	53,804
Stock-based compensation(a)	4,639	4,704
Certain legal expenses	—	257
Restructuring and restructuring-related charges	1,753	654
Acquisition and integration costs	1,936	84
Other general expenses	296	177
Loss on equity investments	2,404	1,335
Medical device regulations	110	121
Customer bankruptcy	(189)	(24)
Inventory step-up amortization	798	—
Adjusted EBITDA (Non-GAAP)	$54,205	$61,112

(a) Total stock-based compensation expense less amounts included in acquisition and integration costs.

Table D: Organic Sales Change Reconciliation (% Change)

	GAAP Reported Growth	Impact of Acquisitions and Foreign Currency(a)	Non-GAAP Organic Change
QTD Change (1Q 2022 vs. 1Q 2021)
Medical Sales
Cardio & Vascular	12.6%	4.4%	8.2%
Cardiac Rhythm Management & Neuromodulation	1.3%	9.1%	(7.8)%
Advanced Surgical, Orthopedics & Portable Medical	(1.9)%	(0.1)%	(1.8)%
Total Medical Sales	6.7%	6.2%	0.5%
Non-Medical Sales	18.4%	—%	18.4%
Total Sales	7.0%	6.0%	1.0%

(a) Sales have been adjusted to exclude the impact of foreign currency exchange rate fluctuations and acquisitions.

Table E: Net Total Debt Reconciliation
(in thousands)

	April 1, 2022	December 31, 2021
Total debt	829,632	828,126
Add: Unamortized discount and deferred debt issuance costs included above	7,043	7,361
Total principal amount of debt outstanding	836,675	835,487
Less: Cash and cash equivalents	25,668	17,885
Net Total Debt (Non-GAAP)	$811,007	$817,602